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                                                                    Exhibit 99.1


MEDIA INQUIRIES:                                  INVESTOR INQUIRIES:
Lynn Newman                                       Derrick Vializ
908-953-8692 (office)                             908-953-7500 (office)
973-993-8033 (home)
lynnnewman@avaya.com                              vializ@avaya.com


FOR IMMEDIATE RELEASE: MONDAY, FEBRUARY 11, 2002
------------------------------------------------


AVAYA FINALIZES TERMS OF CREDIT FACILITIES
ENGAGES SALOMON SMITH BARNEY TO EXPLORE POSSIBLE SALE OF
CONNECTIVITY SOLUTIONS UNIT


       BASKING RIDGE, N.J. - Avaya Inc., a leading global provider of voice and data networks, today said it finalized terms of amended credit facilities with its lenders. The company also said it has engaged Salomon Smith Barney to explore alternatives for its Connectivity Solutions unit, including possibly selling the unit.

       "The completion of our amended credit facilities gives Avaya a stable foundation of liquidity for managing the business and the flexibility to continue our aggressive restructuring, including reducing annualized costs by an additional $200 million to $250 million," said Garry K. McGuire, chief financial officer, Avaya. "By exploring our options for Connectivity Solutions, our goal is to maximize our core business both by enhancing liquidity and by tightening our focus on the higher growth opportunities for our business, including converged voice and data, unified communications, and customer relationship management," McGuire added.

       Avaya's Connectivity Solutions unit is the global leader in end-to-end structured cabling solutions primarily for enterprises and central offices of telecommunications service providers. A structured cabling system is designed to connect phones, workstations, personal computers, local area networks and other communications devices through a building or across one or more campuses. In addition to structured cabling systems, Connectivity Solutions is a leading manufacturer of electronic cabinets, which provide secure environments for electronic equipment and devices, both outside and inside buildings.

       As Avaya announced previously, bank credit facilities of $1.25 billion are available to the company for general corporate purposes. There are no restrictions in the company's public debt that would limit the company's ability to access the entire $1.25 billion. In the event Standard & Poor's corporate credit rating for Avaya falls below BBB- or Moody's senior unsecured public debt rating for Avaya falls below Baa3, any borrowings under the facilities will be secured by most of the company's domestic assets, except real property. The security interest would be suspended in the event Standard & Poor's corporate credit rating for the company were to be at least BBB and Moody's senior unsecured public debt rating for the company were to be at least Baa2, in each case with a stable outlook.

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       The bank credit facilities require the company to maintain a ratio of consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to interest expense, as well as a minimum EBITDA.

       In addition, the company is permitted to exclude from the calculation of EBITDA certain restructuring charges, including up to about $160 million of restructuring charges to be taken no later than the fourth quarter of fiscal 2002. These charges are attributable to actions the company said in January it expects to take in 2002 in order to achieve annualized savings of $200 million to $250 million.

       About Avaya

       Avaya Inc., headquartered in Basking Ridge, N.J., is a leading global provider of voice and data networks as well as communications solutions and services that help businesses, government agencies and other institutions - including more than 90 percent of the FORTUNE 500 (R) -- excel in the customer economy. Avaya offers Customer Relationship Management Solutions, Unified Communication Solutions, Service Provider Solutions, MultiService Networking Infrastructure, and Converged Voice and Data Networks - including the company's no-compromise Avaya Enterprise-Class IP Solutions (ECLIPS) - all supported by Avaya Services and Avaya Labs. Avaya is the worldwide leader in unified messaging, messaging systems, call centers and structured cabling systems. It is the U.S. leader in voice communications systems and services. Avaya is an official sponsor for the 2002 FIFA World Cup(TM), the FIFA Women's World Cup 2003 and the 2006 FIFA World Cup(TM) tournaments. For more information about Avaya, visit its Web site at HTTP://WWW.AVAYA.COM.

       This news release contains forward-looking statements regarding the company's outlook for revenue and earnings and liquidity based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner its restructuring plans, and the ability to form and implement alliances. For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.